Index Options Contract Schedule Addendum

Owner: [John Doe] Contract Number: [??687456]
[Joint Owner: [Jane Doe]] Issue Date: [04/15/10]
Annuitant: [John Doe] Scheduled Annuity Date: [04/15/65]

The following is replacing the applicable “Allocation Guidelines” section of the Index Options Contract Schedule.

Allocation Guidelines:
[1. Currently, you can select up to [5] of the Index Protection Strategy Index Options.
2. Currently, you can select up to [5] of the Index Performance Strategy Index Options.
3. Currently, you can select up to [5] of the Index Guard Strategy Index Options.
4. Currently, you can select up to [5] of the Index Precision Strategy Index Options.
5. Allocations must be made in whole percentages.]

The following is added to your Index Options shown on your Index Options Contract Schedule.

Index Options:
[Index Protection Strategy Index Options
Index	Minimum Declared Protection Strategy Credit for all Index Years
[iShares® MSCI Emerging Markets ETF	[1.50]%]]

[Index Performance Strategy Index Options
Index	Buffer for all Index Years	Minimum Cap for all Index Years
[iShares® MSCI Emerging Markets ETF	[10.00]%	[1.50]%]]

[Index Guard Strategy Index Options
Index	Floor for all Index Years	Minimum Cap for all Index Years
[iShares® MSCI Emerging Markets ETF	[-10.00]%	[1.50]%]]

[Index Precision Strategy Index Options
Index	Buffer for all Index Years	Minimum Precision Rate for all Index Years
[iShares® MSCI Emerging Markets ETF	[10.00]%	[1.50]%]]

S40877-IVA-02                                                                           [Admin Tracking Identifier]

Index Options Contract Schedule Addendum continued from previous page

[The iShares® MSCI Emerging Markets ETF distributed by BlackRock Investments, LLC. iShares®, BLACKROCK®, and the corresponding logos are registered trademarks of BlackRock, Inc. and its affiliates (“BlackRock”) and are used under license. These trademarks have been licensed for certain purposes by Allianz Life Insurance Company of North America ("Allianz") and its wholly-owned subsidiaries. Products offered by Allianz or its wholly-owned subsidiaries are not sponsored, endorsed, sold or promoted by BlackRock, and purchasers of such products do not acquire any interest in the iShares® MSCI Emerging Markets ETF  nor enter into any relationship of any kind with BlackRock. BlackRock makes no representations or warranties, express or implied, to the owners of any products offered by Allianz or its wholly-owned subsidiaries, or any member of the public regarding the advisability of purchasing a product from Allianz or its wholly-owned subsidiaries. BlackRock has no obligation or liability for any errors, omissions, interruptions or use of the iShares MSCI Emerging Markets ETF or any data related thereto, or with the operation, marketing, trading or sale of any products or services offered by Allianz and its wholly-owned subsidiaries.]

S40877-IVA-02                                                                           [Admin Tracking Identifier]